UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2005 id-CONFIRM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50489

(Commission File Number)

98-0222930

(I.R.S. Employer Identification Number)

Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400

(Address of principal executive offices, including zip code)

(303) 458-5727

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

We have entered into private placement agreements with three institutional investors whereby we have received gross proceeds of $596,400 and have issued $710,000 of Convertible Debentures, convertible into 1,183,333 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The Debentures were granted pursuant to the closing of the second tranche of the private placement initially closed on November 14, 2005. The investors have also been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 1,175,496 shares of common stock at an exercise price of $0.65 per share. The investors were also issued 1,175,496 short term warrants at an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. The proceeds of the private placement will be used for general corporate purposes.

JPC Capital Partners, Inc. was the placement agent for the transaction, and have been issued 47,334 warrants and 47,334 short term warrants.

Pursuant to the securities purchase agreements entered into between our company and each investor, we have reserved 130% of the number of shares of common stock otherwise issuable under the debentures and warrants to provide for adjustments as may be required under those instruments.

All of these securities were issued pursuant to the exemption from registration under the United States Securities Act of 1933 provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the 1933 Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

Pursuant to the registration rights agreement entered into between our company and each investor, we have agreed to register for resale under the 1933 Act the shares issuable on conversion of the debentures and the warrant shares issuable upon the exercise of the warrants.

Item 9.01. Financial Statements and Exhibits.

99.1	News Release dated November 22, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

id-CONFIRM, INC.

Per: /s/ Robert A. Morrison IV

Robert A. Morrison IV

President and CEO

Dated: November 22, 2005